Exhibit 10.22
Certain information marked “[*]” has been omitted in accordance with Item 601(b)(10) of Regulation S-K because it is both not material and is the type of information that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT
dated as of November 17, 2025,
by and between
PHH MORTGAGE CORPORATION,
as Seller
and
FINANCE OF AMERICA REVERSE LLC,
as Purchaser

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

Exhibits
Exhibit A    Form of Bill of Sale Assignment and Assumption Agreement
Exhibit B    Other Purchased Assets
Exhibit C    Form of New Subservicing Agreement
Exhibit D    Form of Transition Services Agreement
Exhibit E    Holdback Documents
Exhibit F    Purchase Price Adjustment Illustration
Exhibit G    Reserved
Exhibit H    Reserved
Exhibit I    Remediation Procedures

Annexes
Annex I    Required Approvals and Filings
Annex II    Business Employees
Annex III    Identified Loan Losses Definitions

-iii-

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of November 17, 2025 by and between PHH Mortgage Corporation, a New Jersey corporation (“Seller”) and Finance of America Reverse LLC, a Delaware limited liability company (“Purchaser”). Purchaser and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
A.    Seller desires to sell the Purchased Assets to Purchaser, and the Purchaser desires to purchase the Purchased Assets from Seller, upon the terms and conditions set forth in this Agreement.
B.    Concurrently with the execution of this Agreement, Purchaser and Seller entered into that certain Reverse Mortgage Servicing Rights Purchase Agreement whereby Purchaser will purchase from Seller a MSR portfolio (the “MSR PSA”), and that certain Loan Sale Agreement whereby Purchaser will purchase from Seller certain HECM Loans (the “MLPA”).
C.    Each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions, and also to prescribe various conditions to the Closing, as set forth in, and subject to the provisions of, this Agreement.
Now, therefore, in consideration of the premises and the representations, warranties, and covenants and agreements herein contained, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 4.4(a).
“Advances” means, with respect to each HECM Loan, without duplication, (i) all customary, reasonable and necessary costs and expenses (including reasonable and documented attorney’s fees and disbursements) actually incurred in the performance by Seller of its servicing obligations in accordance with Applicable Requirements that are either (x) permitted to be capitalized to the Principal Balance of the related HECM Loan or (y) are an expense that is reimbursable by an Agency or permitted to be reimbursed from amounts received in respect of the related Mortgage Loan in accordance with Applicable Requirements, including property taxes, insurance premiums, foreclosure expenses and preservation costs advanced on behalf of the Mortgagor, that in each case, satisfy the criteria set forth in this clause (i); (ii) payments to a Mortgagor of a draw or disbursement amount (whether scheduled or unscheduled) which is added to the principal balance pursuant to the terms of the related HECM Loan; (iii) any fixed monthly payment required to be made to the related Mortgagor pursuant to the terms of its HECM Loan which payment is added to the principal balance of such HECM Loan; (iv) any mortgage insurance premium paid by Seller that, pursuant to the terms of such HECM Loan, is added to the principal balance and Servicing Fees related thereto; (v) line of credit advances, change fees, payments of repair costs set aside in the related Mortgage Note, payments of any repair fee set aside in the related Mortgage Note, payments of any other amounts provided for in the related Mortgage Note or Mortgage and any appraisal fees (to the extent not otherwise included in clauses (i) – (iv) with respect to a given HECM Loan) that are incurred in the performance by Seller of its servicing obligations in accordance with Applicable Requirements that are either permitted to be capitalized to the Principal Balance of the related HECM Loan or are an expense that is reimbursable by an Agency or permitted to be reimbursed from amounts received in respect of the related Mortgage Loan in accordance with Applicable Requirements; and (vi) any other amounts advanced by Seller that are either added to the Principal Balance of the Mortgage Loan or is an expense incurred to maintain the marketable condition of the property as required by an Agency; for all clauses (i) through (vi), to the extent permitted by the terms of the related Mortgage Note and/or Mortgage or Applicable Requirements, as applicable.
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, the sole Affiliates of Seller and Purchaser shall be their respective wholly-owned Subsidiaries.
“Agency” means FHA, HUD, and Ginnie Mae.
“Agreement” has the meaning set forth in the preamble.
“Allocation” has the meaning set forth in Section 5.1.
“Ancillary Agreements” means the other agreements and certificates contemplated by this Agreement to be entered into or delivered by the Parties in connection with the Contemplated Transactions, including the Bill of Sale Assignment and Assumption Agreement, MSR PSA, MLPA, Transition Services Agreement, and New Subservicing Agreement; provided, the correspondent agreement or other similar purchase agreement contemplated by Section 4.9 of this Agreement shall not be deemed to be an Ancillary Agreement.
“Applicable Law” means with respect to any Person, any foreign, federal, state or local law, statute, code, ordinance, regulation, requirement, rule, consent agreement, administrative ruling or Order of any Governmental Entity, including common law, that is binding upon or applicable to such Person.
“Applicable Requirements” means, with respect to a HECM Loan, the terms of (i) the Mortgage Note, the Mortgage Loan Agreement, the Mortgage and with respect to HECM Loans, any related riders and other documents applicable to such HECM Loan in accordance with HUD HECM Guidelines, if applicable, (ii) all Applicable Law and regulatory requirements applicable to the origination, servicing, ownership, transfer, sale, insurance, guaranty or enforcement of the Purchased Assets, (iii) the Consumer Financial Protection Bureau’s national servicing standards and guidelines, and (iv) all requirements of or responsibilities and obligations of Seller to any Investor/Owner or Insurer, and Agency handbooks and guides, including, without limitation, the related mortgagee letters and other written requirements of such entity relating to the Purchased Assets.
“Approval” means, as the context requires, any consent, permission or waiver of, or exemption by any Person, including any Governmental Entity.
“Assignment of Mortgage Instrument” has the meaning set forth in the MSR PSA.
“Assumed Liabilities” all Liabilities relating to the ownership or use of the Purchased Assets, but only to the extent arising after the Closing. For the avoidance of doubt the Assumed Liabilities shall specifically exclude the Retained Liabilities.
“Baseline” means Baseline Reverse, or its successors in interest.
“Bill of Sale Assignment and Assumption Agreement” means the bill of sale assignment and assumption agreement entered into on the Closing Date by Purchaser and the Seller substantially in the form of Exhibit A.
“Business” means the reverse mortgage origination and servicing business owned and operated by Seller.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
“Business Employee” means those certain persons employed by Seller to be identified and set forth on Annex II attached hereto in accordance with Section 4.6(a).
“Cap” means an amount equal to 20% multiplied by the Final Purchase Price.
“Claim” means a Purchaser Claim or a Seller Claim, as applicable.
“Claim Notice” means a written notice from either a Purchaser Indemnitee or a Seller Indemnitee, as the case may be, of the existence of any material fact known to such Party giving rise to any indemnity or repurchase obligations of the other applicable Party under ARTICLE VII, which notice shall specify: (i) the provision(s) of this Agreement pursuant to which indemnity is sought, including the representations, warranties or covenants alleged to have been breached, (ii) in reasonable detail the alleged facts giving rise to such claim (including property address, loan number and Mortgagor name applicable to any claim related to one or more Reverse Assets), and (iii) the amount or estimated amount (to the extent it is reasonably possible to estimate) that the Seller Indemnitee or Purchaser Indemnitee, as applicable, seeks from the Indemnifying Party either as a Paid Loss or a Potential Loss.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.4(b).
“COBRA” means the health plan coverage continuation requirements of Section 4980B of the Code and Section 601 et seq. of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral File” has the meaning set forth in the MSR PSA.
“Confidentiality Agreement” means the confidentiality provisions set forth in the Mutual Confidentiality Agreement, dated [*], by and between Finance of American Equity Capital LLC and Onity Group, Inc.
“Contemplated Transactions” means, the transactions contemplated by this Agreement and the Ancillary Agreements with respect to the Closing.
“Continuing Employee” has the meaning set forth in Section 4.6(a).
“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, bid or other agreement.
“COVID-19” means the ongoing SARSCoV-2/COVID-19 pandemic.
“Cure Rights” has the meaning set forth in Section 7.11.
“Cured Deficient Document Mortgage Loans” has the meaning set forth in Section 2.5(c).
“Custodian” has the meaning set forth in the MSR PSA.
“Customer List” means a list of all of Seller’s (a) retail customers for HECM Loans, including borrowers and applicants, in each case, to the extent Seller is not restricted from providing such information under Applicable Law or any Contract, and (b) third-party broker relationships that are material to the Business as of the fifth (5th) Business Day prior to Closing, to be delivered by Seller to Purchaser pursuant to Section 4.10.
“Dataroom” means the “Project True” virtual data site hosted at DealVDR.
“Deferred MLPA Closing Date” has the meaning set forth in the MLPA.
“Deferred Mortgage Loans” has the meaning set forth in the MLPA.
“Deficient Document Mortgage Loans” has the meaning set forth in Section 2.5(c).
“Deficiency List” has the meaning set forth in Section 2.5(c).
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof.

“Document Holdback” has the meaning set forth in Section 2.5(b).
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)), whether or not subject to ERISA and any other equity or equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan, or phantom stock plan), deferred compensation, retention, vacation pay, cafeteria, medical, dental, vision, accident, disability, life or other insurance, fringe benefit, unemployment compensation, bonus, incentive, change in control or severance plan or agreement, employment or consulting agreement, restrictive covenant agreement, or other employee benefit plan, program, policy, practice, or arrangements.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
“Estimated Statement” has the meaning set forth in Section 2.4(a).
“Excluded Assets” means all assets of Seller other than the Purchased Assets.
“Excluded Taxes” means all Liabilities for (i) any federal, state, local or other Taxes of Seller (including Taxes which are imposed on or measured by the revenue, income or profits of Seller for any taxable period), (ii) any Taxes related to the Purchased Assets or the business of Seller that were incurred in or that are attributable to a Pre-Closing Tax Period, and (iii) Taxes of Seller or any of its Affiliates imposed under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
“FHA” means the United States Department of Housing and Urban Development’s Federal Housing Administration, or any successor thereto.
“FHA Insurance” means an insurance policy issued by the FHA with respect to a HECM Loan under the applicable section of the National Housing Act, as amended.
“FHA Mortgage Insurance Certificate” means the form HUD may prescribe from time to time, evidencing mortgage insurance provided by FHA, as authorized under the National Housing Act.

“Filing” means, as the context requires, any notice to, or registration, declaration or other action or filing with, any Person, including any Governmental Entity.
“Final Document Exceptions” has the meaning set forth in Section 2.5(c).
“Final Loss Date” means the date that is [*] following expiration of the Survival Period.
“Final Losses Report” has the meaning set forth in Section 7.1(b).
“Final Mortgage Loan Schedule” has the meaning set forth in MLPA.

“Final MSR Purchase Price” means the portion of the Final Purchase Price attributable to the Purchased MSR Assets.
“Final Purchase Price” has the meaning set forth in Section 2.4(b).
“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, in each case, consistently applied.
“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.
“Ginnie Mae Guide” has the meaning set forth in the MSR PSA.
“Governmental Entity” means any foreign or domestic federal, state or local government authority or any department, Agency, subdivision, court or other tribunal of any of the foregoing.
“HECM Loan” means an individual fixed or adjustable rate reverse mortgage loan originated pursuant to the FHA’s Home Equity Conversion Mortgage program and insured by FHA Insurance.
“HECM Program” means the HUD Home Equity Conversion Mortgage program.
“HMBS” means the Ginnie Mae Home Equity Conversion Mortgages (HECM) Mortgage-Backed Securities Program.
“Holdback Documents” means the list of documents set forth on Exhibit E attached hereto.
“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.
“HUD HECM Guidelines” means collectively the various regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD guidance relating to the HECM Loans, in each case as may be amended from time to time and including, without limitation, the letters published by HUD from time to time that, among other things, provide for the implementation and interpretation of, and describe policy matters relating to, the HECM Program and HUD Handbook 4000.1.
“Indemnified Party” has the meaning set forth in Section 7.4(c).
“Indemnifying Party” has the meaning set forth in Section 7.4(c).
“Indemnitee” means the Purchaser Indemnitees or Seller Indemnitees, as applicable.

“Independent Accounting Firm” means a nationally recognized accounting firm not engaged by Seller and Purchaser, selected by the mutual agreement of such Persons or as appointed by accounting firms designated by each of such Persons, if such Persons cannot so mutually agree.
“Initial Deficiency List Delivery Date” has the meaning set forth in Section 2.5(c).
“Insurer” means (i) any Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any Mortgage Loan, including without limitation the FHA, and any private mortgage insurer; and (ii) providers of life, hazard, disability title, or other insurance with respect to any Mortgage Loan or Mortgaged Property.
“Interim Losses Report” has the meaning set forth in Section 7.1(b).
“Investor/Owner” means any of Ginnie Mae, or any public, or private investor or securitization trust for whom Seller services Mortgage Loans.
“IRS” means the United States Internal Revenue Service.
“Known Curtailment Events” has the meaning set forth in the MSR PSA.
“Knowledge of Seller” means the knowledge of Aaron Wade and Michael Kent, in each case, after due inquiry, as of the date of this Agreement and as of the Closing Date.
“Latest Balance Sheet” has the meaning set forth in Section 3.1(e).
“Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising (whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP).
“Lien” means any lien, mortgage, deed of trust, pledge, encumbrance, charge, security interest, adverse claim, proxy, preferential arrangement or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other similar encumbrance of any kind, including any conditional sale or other title retention contract, encroachment, community property interest, equitable interest, encroachment, easement, license, servitude, right of way, covenant or zoning restriction, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
“Licensing Approval Expenses” means all fees, costs and expenses billed by Mayer Brown LLP with respect to preparation and filing of all federal agency Approvals and Filings in connection with the Contemplated Transactions.

“Loan Level Fundamental Representations” means the representations and warranties contained in Sections [*] and [*] of the MSR PSA and in clauses [*] and [*] on Exhibit 3 to the MLPA.
“Loan Losses” means [*].
“Losses” means [*].
“MERS Mortgage Loan” has the meaning set forth in the MSR PSA.
“MIN” has the meaning set forth in the MSR PSA.
“Minimum Retained Document Holdback” has the meaning set forth in Section 2.5(c).
“Missing Documents” has the meaning set forth in Section 2.5(c).
“MLPA” has the meaning set forth in the recitals.
“MOM Loan” has the meaning set forth in the MLPA.
“Mortgage” means any deed of trust, security deed, mortgage, security agreement or any other instrument that constitutes a first lien on real estate securing payment by a Mortgagor of a Mortgage Note.
“Mortgage File” has the meaning set forth in the MSR PSA.
“Mortgage Instrument” has the meaning given to such term in the MSR PSA.
“Mortgage Loan” means any residential mortgage loan that is evidencing the indebtedness of the Mortgagor under a Mortgage Note and any home equity conversion loan (i.e. a HECM Loan), reverse mortgage loan, or other mortgage loan product (including, in each case, any related Advances) and any REOs resulting from a foreclosure action.
“Mortgage Loan Agreement” means, with respect to each Mortgage Loan, the loan agreement, if any, between the related Mortgagor and the Originator with respect to the origination of such Mortgage Loan.
“MLPA” has the meaning set forth in the recitals.
“Mortgage Note” means the promissory note executed by a Mortgagor and secured by a Mortgage evidencing the indebtedness of the Mortgagor under a Mortgage Loan.
“Mortgaged Property” means the real property and all improvements thereon securing a Mortgage Loan.
“Mortgagor” means the obligor(s) on a Mortgage Note or a Mortgage.
“MSRs” has the meaning assigned to the term “Servicing Rights” in the MSR PSA.

“MSR PSA” has the meaning set forth in the recitals.
“MSR Purchase Price” means the portion of the Estimated Purchase Price attributable to the Purchased MSR Assets.
“Negative Adjustment Amount” has the meaning set forth in Section 2.4(d).
“New Origination Loan” has the meaning set forth in the MSR PSA.
“New Subservicing Agreement” means that certain Reverse Mortgage Subservicing Agreement to be entered into by and between Purchaser and Seller in the form attached hereto as Exhibit C.
“Non-MERS Mortgage Loan” has the meaning set forth in the MLPA.
“Objections Statement” has the meaning set forth in Section 2.4(b).
“Old Origination Loan” has the meaning set forth in the MSR PSA.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator.
“Ordinary Course of Business” means the ordinary course of business of Seller, taken as a whole, consistent with Seller’ customs and practices for the 24 months immediately prior to the Closing Date.
“Organizational Documents” means: (a) any certificate or articles of incorporation, memorandum and articles of association, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Law; and (c) any amendment or modification to any of the foregoing.
“Origination File” has the meaning set forth in the MSR PSA.
“Originator” has the meaning set forth in the MLPA.
“Outside Date” has the meaning set forth in Section 8.1(d).
“Overall Cap” means an amount equal to the Final Purchase Price.
“Paid Loss” means a Loss or Loan Loss that is actually incurred by the applicable Indemnified Party and for which such Indemnified Party is entitled to indemnification pursuant to Article VII.
“Parties” or “Party” has the meaning set forth in the preamble.

“Permit” means any license, franchise, permit, certificate, approval, variance, waiver, certificate of occupancy or other similar authorization issued by any Governmental Entity or Agency.
“Permitted Lien” means: any (a) Liens for Taxes, assessments and other governmental charges not yet due or payable or for Taxes, assessments and other governmental charges that Seller is contesting in good faith in a timely manner by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and shown on the Closing Statement; (b) Liens of landlords, carriers, warehousemen, workmen, carriers, repairmen, mechanics, materialmen and similar Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (c) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Entity, none of which materially interfere with the conduct of the Business, and (d) non-exclusive licenses granted in the Ordinary Course of Business.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Entity.
“Personal Information” means any information that is defined as “personal data”, “personal information”, “personally identifiable information”, “nonpublic personal information,” or “PII” by Applicable Law or Privacy Obligations.
“Positive Adjustment Amount” has the meaning set forth in Section 2.4(d).
“Potential Loss” means a Loss or Loan Loss that is described in the Claim Notice that either (a) the Purchaser determines in good faith and its reasonable judgment, that a Purchaser Indemnitee would likely incur in the future and with respect to which the Purchaser would be entitled to indemnification pursuant to Section 7.2, or (b) the Seller determines in good faith and its reasonable judgment, that a Seller Indemnitee would likely incur in the future and with respect to which the Seller is entitled to indemnification pursuant to Section 7.3.  For the avoidance of doubt, in no event shall the Purchaser be required to wait until a Mortgage Loan has finally liquidated, paid in full or sold in order for the related Losses or Loan Losses to be considered to be a Potential Loss.
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Prime Rate” means the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.
“Principal Balance” has the meaning set forth in the MLPA.

“Privacy Obligations” means all (1) public, posted or internal policies and representations of Seller or one of its Subsidiaries (2) Contracts, and (3) all Applicable Requirements, in each case relating to the privacy, confidentiality, security or processing of Personal Information.
“Proceeding” means any action, audit, lawsuit, litigation, subpoena, civil investigative demand, or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Entity or arbitrator.
“Proprietary Reverse Loans” means proprietary reverse mortgage loans originated under various non-Agency programs.
“Property Taxes” has the meaning set forth in Section 5.2.
“Purchased Assets” means the following: (a) the Purchased Mortgage Loans, (b) the Purchased MSR Assets; (c) the Customer List, and (d) the assets described on Exhibit B attached hereto that are held by Seller as of the Closing Date, without duplication of the foregoing (a), (b), or (c).
“Purchased Assets Book Value” means the total book value of the Purchased Assets (excluding goodwill), provided that the Parties agree that Purchased Assets Book Value shall be calculated: (i) as if the Contemplated Transactions had not occurred, and (ii) with the value of (x) Purchased MSR Assets and (y) all Purchased Mortgage Loans (net of HMBS related obligations) and related Mortgage Loan assets including, without limitation, receivables and Advances, each being determined based on the value of such assets as reflected on Seller’s balance sheet in accordance with GAAP and consistent with the methodology applied in the audited financial statements of Seller (in each case, taking into account fluctuations in interest rates and related adjustments to book value between the date hereof and the Closing). For the avoidance of doubt, with regard to any Deferred Mortgage Loans included in the Purchased Assets, the amount included in this calculation, for purposes of determination of the Final Purchase Price, shall be the total book value of the Deferred Mortgage Loans (including related Advances) as of the applicable Deferred MLPA Closing Date as determined in accordance with GAAP and consistent with the methodology applied in the audited financial statements of Seller.
“Purchased Mortgage Loans” has the meaning set forth in the MLPA.
“Purchased MSR Assets” has the meaning set forth in the MSR PSA.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser 401(k) Plan” has the meaning set forth in Section 4.6(g).
“Purchaser Approvals and Filings” has the meaning set forth in Section 3.2(c)(ii).
“Purchaser Claim” has the meaning set forth in Section 7.4(a).

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 3.2(a), 3.2(b), and 3.2(d).
“Purchaser Indemnitees” means, as applicable, Purchaser and each of its Affiliates, and their respective directors, officers, employees, agents, equity holders, successors and assigns.
“Purchaser Material Adverse Effect” has the meaning set forth in Section 3.2(c)(i).
“Purchaser Plan” has the meaning set forth in Section 4.6(c).
“Reconciliation Commencement Date” has the meaning set forth in Section 7.1(b).
“REO” means any property owned by Seller acquired in the conduct of its mortgage servicing business as a result of foreclosure, deed-in-lieu or short sale pertaining to any Mortgage Loan (whether for its own account or on behalf of an Investor/Owner or Insurer).
“Remediation Procedures” has the meaning set forth in Section 7.4(e).
“Representatives” means, with respect to any Person, the directors, officers, employees, agents and advisors of such Person and its Affiliates.
“Repurchase Price” means, with respect to a HECM Loan, (i) the Principal Balance of the HECM Loan as of the date of repurchase, inclusive of any capitalized Advances and any capitalized interest, plus (ii) accrued interest on the Principal Balance of such Mortgage Loan to the extent not capitalized and included in the Principal Balance of such Mortgage Loan in clause (i), plus (iii) the amount of any uncapitalized Advances related thereto, plus (iv) all out of pocket costs and expenses, including reasonable attorneys’ fees, incurred by Purchaser to effect the repurchase.
“Required Approvals and Filings” means the Approvals or filings set forth on Annex I hereto.
“Restricted Business” has the meaning set forth in Section 4.4(b).
“Restricted Period” has the meaning set forth in Section 4.4(b).
“Restrictive Covenant Exclusions” has the meaning set forth in Section 4.4(b).
“Retained Liabilities” means all liabilities of Seller other than Assumed Liabilities. Retained Liabilities shall include Excluded Taxes.
“Reverse Asset” means the Purchased Mortgage Loans and the Purchased MSR Assets.
“Reverse Asset Claim” means any indemnity claim asserted pursuant to Section 7.2(a)(i) with respect to a Reverse Asset Representation, Section 7.2(a)(ii), or Section 7.2(b).

“Reverse Asset Representations” means the representations of Seller set forth in Sections 3.1(h) or (i) of this Agreement, Exhibit 3 of the MLPA and Section 3.01 of the MSR PSA.
“SEC” means the Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 4.6(g).
“Seller Approvals and Filings” has the meaning set forth in Section 3.1(c).
“Seller Claim” has the meaning set forth in Section 7.4(b).
“Seller Fundamental Representations” means the representations and warranties contained in Sections [*] of this Agreement.
“Seller Indemnitees” means the Seller and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns.
“Seller Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect: (i) upon the Purchased Assets, or (ii) upon the ability of Seller to perform its obligations under this Agreement or the MSR PSA; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been or reasonably could be expected to result in a “Seller Material Adverse Effect”: any event, circumstance, change or effect to the extent attributable to or arising out of: (A) changes in the economy or financial or mortgage banking markets, including prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset-backed securities is tied or linked; (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) changes in accounting principles or practices or Applicable Laws applicable to Seller; (D) general regulatory changes in the residential mortgage industry; (E) the execution and delivery of the Agreement or announcement, pendency or completion of the Contemplated Transactions; (F) taking or not taking any action as explicitly required by this Agreement; (G) any force majeure event, including any flood, hurricane, earthquake, or other natural disaster, pandemic (including COVID-19), pestilence, public health outbreak or act of God; or (H) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided that, notwithstanding the foregoing, the underlying cause or causes of such failure of Seller to meet any internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance may be taken into consideration in determining whether a Seller Material Adverse Effect has occurred; [*].
“Servicing Fee” means with respect to each HECM Loan, for a period of one full month, the applicable servicing fee of such HECM Loan as set forth in the Final Mortgage Loan Schedule.
“Servicing File” has the meaning set forth in the MSR PSA.
“Servicing Rights” has the meaning set forth in the MSR PSA.
“Solvent” means, with respect to Seller as of any date of determination, that, as of such date, (i) the sum of the debt (including contingent Liabilities) of Seller, on a consolidated basis, does not exceed the fair value of the present assets of the Seller, on a consolidated basis; and (ii) Seller, on a consolidated basis, does not intend to incur, or believes that it will incur, debts (including current obligations or contingent Liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Courts” has the meaning set forth in Section 9.8(b).
“Straddle Period” has the meaning set forth in Section 5.2.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation).
“Subsequent Deficiency List Delivery Date” has the meaning set forth in Section 2.5(c).
“Survival Period” has the meaning set forth in Section 7.1.
“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, gain, use, municipal, ad valorem, goods and services, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, and (b) any deficiency assessments, interest, penalty, fine or addition in respect of any item described in clause (a) (and any interest in respect of such deficiency assessments, additions to tax, penalties and fines), whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Entity, and any return of an affiliated, combined, or unitary group, including any schedule or attachment thereto, and including any claim for refund or amendment thereof.
“Termination Fee” has the meaning set forth in Section 8.3(a).
“Third-Party Claim” has the meaning set forth in Section 7.5(a).
“Tipping Basket” means an amount equal to [*].
“Total Affiliates” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for the avoidance of doubt, (a) with respect to Seller, the term Total Affiliates shall mean Onity Group Inc. and its Subsidiaries, and (b) with respect to Purchaser, the term Total Affiliates shall mean Finance of America Companies Inc. and its Subsidiaries.
“Transaction Approvals and Filings” means, collectively, Seller Approvals and Filings and Purchaser Approvals and Filings (regardless of whether or not such Approvals and Filings constitute “Required Approvals and Filings” within the meaning of this Agreement).
“Transfer Date” has the meaning set forth in the MSR PSA.
“Transfer Taxes” has the meaning set forth in Section 5.3.
“Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between Purchaser and Seller on the Closing Date substantially in the form attached hereto as Exhibit D.
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act and any and all comparable state, local and other Applicable Laws.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS
2.1Purchase and Sale. In accordance with the terms and upon the conditions of this Agreement, the MSR PSA, and the MLPA, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in and to the Purchased Assets free and clear of all Liens provided that the Deferred Mortgage Loans will be conveyed as of the applicable Deferred MLPA Closing Date(s) pursuant to the MLPA. Effective after the Closing, Purchaser will assume and agree to pay, perform, be solely responsible for, and discharge the Assumed Liabilities.
2.2Closing. The closing of the purchase and sale of the Purchased Assets contemplated by Section 2.1 (the “Closing”) shall be deemed to take place remotely via electronic exchange of documents and signatures, on the Business Day that is not more than three (3) days after the date on which the conditions to the obligations of Parties set forth in ARTICLE VI below have been satisfied or waived (excluding any conditions that are, by their nature, intended to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as may be mutually agreed in writing upon by the Parties (such date, the “Closing Date”); provided, however Closing shall only occur on the first day of a calendar month unless otherwise mutually agreed by the Parties in writing. The Contemplated Transactions shall be deemed to have occurred simultaneously at either 12:01 a.m. or 11:59 p.m. on the Closing Date, as mutually agreed in writing by the Parties.
2.3Closing Payment. At the Closing, subject to consummation of the Contemplated Transactions and the terms and conditions of this Agreement, Purchaser shall pay to Seller the Estimated Purchase Price less any amounts held back by Purchaser in accordance with Section 2.5, which payment shall be made by wire transfer of immediately available federal funds to an account designated by Seller to Purchaser at least two (2) Business Days prior to the Closing.
2.4Purchase Price Adjustment.
(a)Estimated Statement and Closing Statement. No later than five (5) days prior to the Closing, Seller shall prepare and deliver to the Purchaser a statement (the “Estimated Statement”) setting forth Seller’s good faith calculation of the Purchased Assets Book Value as of the last day of the second month prior to Closing (unless the Closing Date occurs after the ninth (9th) Business Day of the month, in which case the Purchased Assets Book Value as of the last day of the month immediately prior to Closing will be used for purposes of the Estimated Statement) (the “Estimated Purchase Price”). The Purchaser shall conduct a good faith review of the Estimated Statement and the components thereof and if, as a result thereof, Purchaser reasonably determines that there may be a potential adjustment thereto, Purchaser shall promptly notify Seller of such potential adjustment so that Seller may consider such adjustment in its preparation of the Estimated Statement. For purposes of facilitating Purchaser’s review of the Estimated Statement, Seller shall cooperate with and make available to Purchaser and its Representatives all information, records, data, invoices, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in Seller’s possession or are reasonably available to such Party, that are reasonably necessary for Purchaser’s review of the items set forth in the Estimated Statement, and shall permit reasonable access (upon reasonable prior notice) during normal business hours to Seller’s facilities, personnel and accountants, as may be reasonably required in connection with the review of the items set forth in the Estimated Statement. Seller shall consider reasonable comments from Purchaser with respect to the Estimated Statement.
(b)Purchase Price Reconciliation.
(i)Within [*] days after the Closing, Seller shall deliver to Purchaser a statement (the “Closing Statement”) setting forth Seller’s good faith calculation of the Purchased Assets Book Value as of the Closing Date (or, as of the applicable Deferred MLPA Closing Date for the applicable Deferred Mortgage Loans and related Advances) (the “Final Purchase Price”), including reasonable supporting information and documentation to compute and verify the information set forth in the Closing Statement. Purchaser will cooperate in good faith following the Closing to deliver any mutually agreed upon documents, data or information in Purchaser’s ’s possession reasonably necessary for Seller to prepare and provide the Closing Statement. Seller will cooperate in good faith following the delivery of the Closing Statement to deliver any documents, data or information in Seller’s possession reasonably necessary for Purchaser to review the Closing Statement. Within [*] days following receipt of the Closing Statement, Purchaser shall either inform Seller in writing that the Closing Statement is acceptable or deliver a detailed written statement to Seller (the “Objections Statement”) describing: (x) which items on the Closing Statement it disputes, (y) the basis for Purchaser’s disagreement with the calculation of such items, and (z) Purchaser’s proposed dollar amount for each item in dispute. If Purchaser fails to deliver an Objections Statement within such [*] day period, then the Closing Statement shall become final and binding on the Parties. Purchaser timely receiving the Closing Statement shall be deemed its agreement with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If Purchaser delivers an Objections Statement within such [*] day period, then the Parties shall negotiate in good faith to resolve any such disputes, and any determination resulting from such good faith negotiation shall be final, conclusive and binding on the Parties.
(c)Dispute Resolution. If Seller and the Purchaser are unable to resolve any disputes within [*] days after Purchaser delivers the Objections Statement, then either Seller or Purchaser may submit the resolution of such disputed items to the Independent Accounting Firm. Promptly after the engagement of the Independent Accounting Firm, Purchaser and Seller will provide the Independent Accounting Firm with a copy of the applicable documentation relating to the Closing Statement in dispute. The Independent Accounting Firm will have the authority to request in writing such additional written submissions from Purchaser or Seller as it deems appropriate, provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Independent Accounting Firm. Purchaser and Seller will (and will instruct their respective Total Affiliates to) not make any additional submission to the Independent Accounting Firm except pursuant to such written request by the Independent Accounting Firm. Purchaser and Seller will not communicate (and will instruct their respective Total Affiliates to refrain from communicating) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication with the Independent Accounting Firm (other than with respect to written submissions in response to the written request of the Independent Accounting Firm). Purchaser and Seller shall instruct the Independent Accounting Firm to only opine as to the matters in dispute as presented by the Parties and shall not assign a value greater than the greatest value for such item claimed by Purchaser or Seller or smaller than the smallest value for such item claimed by Purchaser or Seller. Purchaser and Seller shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on the matter within [*] days of its submission by Purchaser and Seller. Such determination shall be conclusive, non-appealable, final and binding upon the Parties. The fees and expenses of the Independent Accounting Firm shall be allocated between the Purchaser and Seller so that Seller’s share of such fees and expenses shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Independent Accounting Firm), and the denominator of which is the total amount in dispute that is resolved by the Independent Accounting Firm. The Purchaser shall be responsible for the remaining fees and expenses of the Independent Accounting Firm. Except as provided in the preceding sentences, all other costs and expenses incurred by Purchaser and Seller in connection with resolving any dispute hereunder before the Independent Accounting Firm will be borne by the Party incurring such cost and expense.
(d)Payment of Adjusted Cash Payment Excess or Shortfall. The amount, if any, by which the Final Purchase Price exceeds the Estimated Purchase Price shall be deemed the “Positive Adjustment Amount.” If a Positive Adjustment Amount exists once the Final Purchase Price is finally determined pursuant to this Section 2.4, Purchaser shall pay a cash payment in the amount of the Positive Adjustment Amount to Seller (by wire transfer of immediately available funds into an account designated by Seller) within five (5) Business Days from the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4 and subject to any adjustments (to the extent required) to comply with the requirements of Section 2.5. The amount, if any, by which the Final Purchase Price is less than the Estimated Purchase Price shall be deemed the “Negative Adjustment Amount.” If a Negative Adjustment Amount exists once the Final Purchase Price is finally determined pursuant to this Section 2.4, then Seller shall pay a cash payment in the amount of the Negative Adjustment Amount to Purchaser (by wire transfer of immediately available funds into an account designated by Purchaser) within five (5) Business Days from the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4 and subject to any adjustments (to the extent required) to comply with the requirements of Section 2.5. Any payment to be made pursuant to this Section 2.4 shall be treated by all Parties for Tax purposes as an adjustment to the purchase price, unless otherwise required under Applicable Law. Attached hereto as Exhibit F is an example, for illustrative purposes only, of the calculation of the Final Purchase Price to be made pursuant to this Section 2.4.
2.5Holdback Amount. The MSR Purchase Price shall be paid to Seller in accordance with this Section 2.5.
(a)At Closing, Purchaser shall pay to Seller an amount equal to [*]% of the MSR Purchase Price.
(b)Purchaser shall defer the payment of an amount necessary to make the total amount paid by Purchaser to Seller equal to 100% of the Final MSR Purchase Price calculated using the basis of the Final Purchase Price as determined in accordance with Section 2.4 (or if the Final MSR Purchase Price is not yet available, the MSR Purchase Price), minus the payment made by Purchaser with respect to such Final MSR Purchase Price at Closing (the “Document Holdback”) to be paid pursuant to Section 2.5(c).
(c)Purchaser shall deliver or cause to be delivered to Seller a list (the “Deficiency List”) identifying any missing, incomplete or defective Holdback Documents (“Missing Documents” and any related Mortgage Loans with Missing Documents, “Deficient Document Mortgage Loans”) within the later of (x) [*] days following the Transfer Date or (y) within five (5) Business Days of the receipt by the Purchaser of an exception report with respect to the related Missing Documents for all Deficient Document Mortgage Loans from the Purchaser’s Custodian to the following email address: [*]; provided, however, that if Seller fails to provide substantially all of the applicable Mortgage Files pursuant to Section 2.04(d) of the MSR PSA by the Transfer Date, then Purchaser shall not be obligated to deliver the Deficiency List to Seller until the later of (x) ninety (90) days following the date of Seller’s delivery of substantially all of the applicable Mortgage Files pursuant to Section 2.04(d) of the MSR PSA, or (y) within five (5) Business Days of the receipt by the Purchaser of an exception report with respect to the related Missing Documents for all Deficient Document Mortgage Loans from the Purchaser’s Custodian (the applicable “Initial Deficiency List Delivery Date”). On the last Business Day of each calendar month following Purchaser’s initial delivery of the Deficiency List (any such Business Day, the applicable “Subsequent Deficiency List Delivery Date” for such calendar month), Purchaser shall provide to Seller an updated Deficiency List that removes any Deficient Document Mortgage Loans that have become Cured Deficient Document

Mortgage Loans in such calendar month; provided, however, that Purchaser’s failure to deliver the Deficiency List as of the Initial Deficiency List Delivery Date or any applicable Subsequent Deficiency List Delivery Date or the omission of one or more items from any Deficiency List delivered to Seller shall not affect Seller’s obligation hereunder to provide the documents and records required by this Agreement and the MSR PSA. Subject to the terms of this Agreement, Purchaser shall release portions of the Document Holdback on a loan level, pro rata basis on the Initial Deficiency List Delivery Date and each Subsequent Deficiency List Delivery Date with respect to (i) any initial Deficient Document Mortgage Loans with no Missing Documents, or as to which all Missing Documents have been provided or corrected, and (ii) Mortgage Loans that have paid off or otherwise been liquidated (any such Mortgage Loans described in clauses (i) and (ii), “Cured Deficient Document Mortgage Loans”), subject to Purchaser’s ongoing retention of the Minimum Retained Document Holdback. Any such pro rata release of the Document Holdback shall be calculated by multiplying the initial Document Holdback by a percentage equal to (1) (x) for each Subsequent Deficiency List Delivery Date, the number of related Mortgage Loans that have been removed from the Deficiency List during such calendar month because they became Cured Deficient Document Mortgage Loans during such calendar month, divided by (2) the number of initial Deficient Document Mortgage Loans. Notwithstanding the foregoing, (i) Purchaser’s release of some or all of the Document Holdback shall not affect Seller’s obligation hereunder to provide the documents and records required by this Agreement or the MSR PSA, and (ii) Purchaser shall retain from the Document Holdback related to the MSRs sold on the Closing Date in an minimum amount that is the greater of (1) [*]% of the initial Document Holdback and (2) $[*] multiplied by the number of Deficient Document Mortgage Loans on the Deficiency List delivered as of the most recent Subsequent Deficiency List Delivery Date (the greater of clauses (i) or (ii), the “Minimum Retained Document Holdback”), until all Mortgage Loans listed on such Deficiency List have become Cured Deficient Document Mortgage Loans. [*]
2.6Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to Seller or any other recipient of payments pursuant to this Agreement all amounts required under the Code or any applicable provision of any state, local or foreign Tax law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that prior to making any such deduction or withholding, Purchaser shall provide written notice to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding (provided that Purchaser shall not be obligated to provide any such notice if Seller fails to deliver the certificate required by Section 6.2(b)(iv)). To the extent that any such amount is so deducted and withheld by Purchaser, such amount shall be treated for all purposes of this Agreement as having been paid to the recipient with respect to which the payment would otherwise have been made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties Regarding Seller. Except as set forth on the Disclosure Schedules, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date, in each case unless another date is referenced, as follows:
(a)Organization, Qualification and Power. Seller is duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Seller is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not reasonably be expected to be material to the business of Seller and its Subsidiaries taken as a whole.
(b)Authorization of Transactions. Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Seller of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of the Seller, enforceable against Seller, in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party and consummation of the Contemplated Transactions have been duly authorized by the governing bodies of the Seller.
(c)Non-contravention; Seller Approvals and Filings. Except as set forth on Section 3.1(c) of the Disclosure Schedule (collectively, the “Seller Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Seller is not subject to any Approval or Filing with respect to Seller. Assuming Seller Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Seller of this Agreement and the consummation of the Contemplated Transactions by Seller do not and will not violate or conflict with (A) any provision of Seller’s Organizational Documents, or (B) any Applicable Laws or Permits to which Seller or its property is subject.
(d)Brokers. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.
(e)Financial Statements. Attached as Section 3.1(e) of the Disclosure Schedule is the unaudited balance sheet of the Purchased Assets as of September 30, 2025 (the “Latest Balance Sheet”). The Latest Balance Sheet is accurate and complete in all material respects and is consistent with Seller’s books and records pertaining to the Purchased Assets as of September 30, 2025 prepared under GAAP, in all material respects.
(f)Purchased Assets. Seller has good and marketable title to, or the right to use, the Purchased Assets free and clear of any and all Liens (other than the Permitted Liens). Section 3.1(f) of the Disclosure Schedules sets forth a complete and accurate list of all UCC-1 and related UCC-3 financing statements pertaining to Liens encumbering the Purchased Assets. At the Closing, Purchaser will acquire good and valid title to the Purchased Assets, free and clear of any Liens (other than the Permitted Liens).
(g)Tax Matters.
(i)Each Tax Return of Seller required to be filed or furnished by or with respect to the Purchased Assets and the Business has been timely filed or furnished (including any extensions) and is true, complete and correct in all material respects and has been prepared in compliance with any Applicable Laws. All Taxes due and owing by Seller with respect to the Purchased Assets and the Business, whether or not shown on a Tax Return, due on or before the Closing Date have been fully and timely paid. There are no Liens for Taxes on the Purchased Assets, other than Permitted Liens.
(ii)There is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Purchased Assets or the Business.

(iii)There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Purchased Assets or the Business.
(iv)None of the Purchased Assets are (i) tax exempt use property under Section 168(h) of the Code or (ii) treated as owned by any other person under Section 168 of the Code.
(v)With respect to the Purchased Assets, Seller has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations, in each case, in all material respects.
(vi)Seller has not succeeded to any Liability for Taxes of any other Person with respect to the Purchased Assets.
(vii)Seller, with respect to the Business and the Purchased Assets, has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable requirements of Applicable Law, in each case, in all material respects.
(viii)All deficiencies asserted, or assessments made, against Seller or any of its Subsidiaries with respect to the Business or the Purchased Assets as a result of any examinations by any Governmental Entity have been fully paid.
(ix)Seller is in material compliance with all escheat obligations (and other similar obligations) with respect to the Business and the Purchased Assets.
(h)Litigation; Compliance. There are no Proceedings pending or, to the Knowledge of Seller, threatened against or by Seller or any of its Total Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions or would have a material impact on Seller’s ability to consummate the Contemplated Transactions. Except as set forth in Section 3.1(h) of the Disclosure Schedule, there is no (and since January 1, 2020, there has not been any) Order or Proceeding applicable to any Purchased Asset. During the past three (3) years, the Business has not been, and is not being, conducted in violation of any Applicable Law or Applicable Requirements, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Business. Seller and its Affiliates have not received any written communication alleging any noncompliance with any Applicable Law or Applicable Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(i)[Reserved.]
(j)Labor Relations and Employees
(i)When delivered, in accordance with Section 4.6(a), the employee census will contain complete and accurate information for each applicable Business Employee, including: (a) name; (b) title or position; (c) employing entity; (d) work location; (e) classification as exempt or nonexempt under the Fair Labor Standards Act and, if applicable, equivalent state wage and hour laws; (f) annual base salary or hourly wage rate; (g) target bonus or commission opportunity (if applicable); (h) hire date for service crediting purposes; and (i)

status as an active or inactive employee and, if inactive, the date they became inactive and the reason for their inactive status.
(ii)There is no collective bargaining agreement, works council agreement or other labor union contract applicable to any employee that is expected to be a Business Employee as of the date of this Agreement, there is not presently pending and, to the Knowledge of Seller, there is not threatened, any (a) strike, slowdown, picketing, or work stoppage, (b) proceeding against Seller relating to such Business Employees alleging a violation of any laws or governmental regulations pertaining to labor relations or employment matters, including any charge or complaint filed by any such Business Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, or (c) application or demand for certification of a collective bargaining agent.
(iii)Seller or its applicable Affiliate has paid in full to all employees that are expected to be a Business Employee, or properly accrued, all wages, salaries, commissions, bonuses, benefits, and other compensation currently due to such Business Employees.
(iv)Schedule 3.1(j)(iv) identifies each material Employee Benefit Plan established or maintained by Seller or any of its Affiliates for the benefit of any employee that is expected to be a Business Employee (or the beneficiaries or dependents of such individuals) or to which Seller or any of its Affiliates contributes to or is obligated to contribute to for the benefit of such individuals or with respect to which Seller or any of its Affiliates has any Liability in respect of such individuals (collectively, the “Seller Benefit Plans”). To the extent applicable, Seller has provided to Purchaser the summary plan description of each material Seller Benefit Plans (or a written summary of any material Seller Benefit Plan that does not have a summary plan description) and the most recent annual report (Form 5500).
(v)Each Seller Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code. All contributions and premiums that are due with respect to each Seller Benefit Plan for periods prior to the Closing Date have, in all material respects been made or paid in accordance with Applicable Law (or, to the extent not yet due, are properly accrued in accordance with GAAP) to the extent so required).
(vi)The consummation of the Contemplated Transactions will not (either alone or together with any other event that would not on its own give rise to such entitlement) entitle any employee that is expected to be a Business Employee to severance, change in control, bonus, or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Seller Benefit Plan or otherwise, that would be the obligation of Purchaser. None of Seller or its Affiliates have any obligation to provide any post-employment welfare benefits to any Business Employee other than coverage mandated by COBRA at the sole cost of such Business Employee.
(k)Personal Information. Seller and its Affiliates represent and warrant that all Personal Information transferred to Purchaser in connection with the Agreement has been and will be obtained by Seller and its Affiliates, and disclosed to Purchaser, in material compliance with Applicable Law and Privacy Obligations, including ensuring that any necessary notices have been provided, necessary consents have been obtained and all rights and offered choices of Persons have been honored as required by Applicable Laws and Privacy Obligations.

(l)Solvency. Seller is able to pay its debts as they become due and own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately following the Closing, Seller will be Solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Applicable Law and the transactions contemplated by this Agreement do not constitute fraudulent transfers and fraudulent conveyances under such Applicable Law.
3.2Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date, in each case unless another date is referenced, as follows:
(a)Organization of Purchaser. Purchaser is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware. Purchaser is duly qualified or licensed to transact business, and is in good standing, in each jurisdiction where it conducts business and qualification or licensure is required.
(b)Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Purchaser of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser is a party and consummation of the Contemplated Transactions have been duly authorized by the governing bodies of Purchaser.
(c)Non-contravention; Purchaser Approvals.
(i)Assuming the Purchaser Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Purchaser of this Agreement, and the consummation of the Contemplated Transactions by Purchaser do not and will not violate or conflict with any provision of the Organizational Documents of Purchaser or any Applicable Laws or Permits to which Purchaser or its property is subject, except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, any Ancillary Agreement or consummation of the Contemplated Transactions (a “Purchaser Material Adverse Effect”).
(ii)Other than any approval required from Ginnie Mae with respect to the Contemplated Transactions (the “Purchaser Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Contemplated Transactions by Purchaser are not subject to any Approval or Filing with respect to Purchaser other than such Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to result in a Purchaser Material Adverse Effect.
(d)Brokers’ Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which Seller could become liable or obligated.

(e)Litigation. There is no Proceeding pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Total Affiliate of Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions or would have a material impact on Purchaser’s ability to consummate the Contemplated Transactions.
(f)No Regulatory Impediment. To the knowledge of the Purchaser, there is no fact, event or circumstance relating to Purchaser or, to the Purchaser’s knowledge, any of its Total Affiliates’, business operations, financial condition, ownership, or legal status that would reasonably be expected to impair in any material respect the ability of the Parties to obtain all consent, orders, authorizations, and approvals necessary for the consummation of the Contemplated Transactions.
ARTICLE IV
COVENANTS
4.1Pre-Closing Covenants; Ordinary Conduct. From and after the date of this Agreement and until the earlier of the Closing Date or termination of this Agreement (the “Pre-Closing Period”), except (x) as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, or (y) as otherwise contemplated by this Agreement and/or the Ancillary Agreements, Seller shall (as applicable):
(a)conduct the Business in the Ordinary Course of Business and in accordance with Applicable Law and Applicable Requirements;
(b)use commercially reasonable efforts to (A) maintain its corporate or other existence in good standing, (B) preserve its business organization, (C) maintain the Purchased Assets in good condition and repair, subject to ordinary wear and tear and asset sales in the Ordinary Course of Business, and (D) maintain adequate insurance coverages with respect to the Purchased Assets;
(c)use its commercially reasonable efforts to maintain all existing state and federal governmental Permits necessary to hold the Purchased Assets;
(d)not sell, transfer, assign, pledge, lease, license, abandon or allow to lapse or otherwise dispose, mortgage, pledge, or impose or suffer to be imposed any Lien on, any Purchased Assets;
(e)not dissolve, liquidate, effect a recapitalization or reorganization, a merger, consolidation or other transaction that results in the transfer of equity of Seller or of all or substantially all of the Purchased Assets to a third-party, whether in a single transaction or in a series of multiple transaction or make an assignment for benefit of creditors or seek protection under any laws for the protection of debtors;
(f)other than as required by Applicable Law or the terms of a Seller Benefit Plan, not (A) enter into, establish, terminate or materially amend any Seller Benefit Plan or any agreement, plan or arrangement that would be a Seller Benefit Plan if it was in effect as of the date of this Agreement, other than on a basis that affects similarly situated employees of Seller who are not Business Employees; (B) terminate the employment of any Business Employee (other than for cause or due to death or disability) or pay or provide any severance or termination-related benefits; (C) hire any person, or transfer or change of duties of any employee, in either case, so as to become a Business Employee; or (D) increase the compensation or benefits of any Business Employee except for increases in base salary in the ordinary course of business and consistent with past business practices;
(g)not agree to do any of the foregoing in paragraphs (d) – (f) above.

Subject to this Section 4.1, Purchaser shall not, directly or indirectly, have the right to control or direct Seller’s operations.
4.2Cooperation; Approvals and Filings.
(a)Purchaser and Seller shall each use commercially reasonable efforts to take such actions and do such things reasonably necessary, proper or advisable to consummate the Contemplated Transactions, including obtaining the Transaction Approvals and Filings. Purchaser and Seller shall reasonably cooperate with the other in connection with all actions to be taken in connection with the foregoing.
(b)In connection with and without limiting the foregoing, Purchaser and Seller shall each use commercially reasonable efforts to, (i) as promptly as practicable provide all non-privileged information and documents requested by any Governmental Entity or furnishing other assistance requested by the other Party to the extent necessary or advisable in connection with the Contemplated Transactions to obtain as promptly as practicable all Transaction Approvals and Filings, (ii) permit each other to review and incorporate the other Party’s reasonable comments in advance of any proposed communication to any Governmental Entity relating to the subject matter of this Agreement or with respect to any consents or filings required to be obtained from or delivered to any Governmental Entity in connection with the consummation of the Contemplated Transactions, (iii) keep the other apprised of the status of matters relating to the consummation of the Contemplated Transactions, including as promptly as practicable notifying each other of any material communication (whether written or oral) they or any of their respective Total Affiliates receives from any Governmental Entity relating to such matters, (iv) as promptly as practicable provide to each other copies of all correspondence, filings or communications between it (or its advisors) and any such Governmental Entity relating to this Agreement and (v) not participate in any substantive meeting or communication with any Governmental Entity (including via telephone or conference call) in respect of any filings, investigation or other inquiry related to the Contemplated Transactions unless they give notice to each other in advance and, to the extent permitted by such Governmental Entity, with such notice being sufficient to provide each other the opportunity to attend and participate at such meeting or communication (except in each of the foregoing subsections (i) through (v), for the avoidance of doubt, any interactions between either party or their Total Affiliates with any Governmental Entity in the ordinary course of business consistent with past practice that do not substantially relate to this Agreement or the Contemplated Transactions). Any materials contemplated for exchange in connection with this Section 4.2 may be withheld as necessary to address reasonable privilege, sensitive information or confidentiality concerns, or redacted to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 4.2 as “outside counsel only.”
(c)Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Party or Affiliate thereof shall have any obligation to offer or pay any consideration (other than customary administrative filing or processing fees or other expenses) in order to obtain any Transaction Approval and Filing.

4.3Pre-Closing Access; Confidentiality.
(a)During Pre-Closing Period, Seller shall give the Purchaser and its Representatives reasonable access to Seller’s personnel and books and records related to the Purchased Assets for the purpose of facilitating the Contemplated Transactions and to furnish to Purchaser and its Representatives such other information concerning the Purchased Assets which is reasonably requested, and all such information provided to or received by Purchaser and its Representatives shall be subject to the Confidentiality Agreement; provided, however, that any such access shall be granted during normal business hours at mutually agreed-to times, with advance notice to Seller.
(b)Any information provided to or obtained by Purchaser relating to Seller or any of its Affiliates, or by Seller relating to Purchaser or any of its Affiliates shall be held by the receiving party in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.
4.4Restrictive Covenants.
(a)No-Shop. During the Pre-Closing Period, Seller shall not and shall cause its Total Affiliates and each of their respective Representatives not to: (A) solicit, encourage, accept, entertain, facilitate, permit or initiate the submission of any inquiry, offer, proposal or indication of interest by a third-party which relates to a transaction or series of transactions involving any sale of the Purchased Assets or any material portion thereof (whether by asset sale, sale of stock, directly or indirectly, or by merger or otherwise) (each an “Acquisition Proposal”), (B) enter into any discussions or agreement requiring Seller to abandon or terminate either of the Contemplated Transactions, (C) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to the Purchased Assets to any third-party (other than to Purchaser) whether or not such discussions lead to an Acquisition Proposal, or (D) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal.
(b)Non-Competition. [*].
(c)Non-Solicitation Covenants.
(i)Seller agrees that it shall not, and its Total Affiliates shall not, during the Restricted Period, directly or indirectly solicit for employment or employ any Continuing Employee then employed by the Purchaser or any of its Total Affiliates; provided that notwithstanding the foregoing, (x) Seller and its Total Affiliates shall not be precluded from soliciting or hiring any Continuing Employee following the one hundred eightieth (180th) day after the termination of such Continuing Employee’s employment with Purchaser or its Total Affiliates and (y) nothing herein shall prohibit Seller or any of its Total Affiliates from engaging in general or public solicitations or advertising not specifically targeted at any Continuing Employee.
(ii)Seller agrees that it shall not, and its Total Affiliates shall not, during the Restricted Period, directly or indirectly solicit for refinancings or new mortgage loans from borrowers with respect to any HECM Loans set forth on the Final Mortgage Loan Schedule; provided, however notwithstanding the foregoing, Seller and its Total Affiliates shall not be precluded from (t) engaging in a mass advertising program to the general public at large, (u) engaging in activities required by Applicable Requirements, (x) engaging in solicitations as otherwise agreed upon by the Parties, (y) engaging in any activities related to the Restrictive

Covenant Exclusions; and (z) soliciting borrowers for financial services or products other than mortgage loans.
4.5Post-Closing Covenants.
(a)Further Action. Subject to, and not in limitation of, the provisions set forth elsewhere in this Agreement, or in the other Ancillary Agreements, each of the Parties agrees (at its sole cost and expense) to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable, including under the Applicable Requirements, to consummate and make effective the Contemplated Transactions, and under the Ancillary Agreements, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto or thereto; (b) the execution and delivery of such instruments, and the taking of such other actions, as the other Party may reasonably require in order to carry out the intent of this Agreement or any Ancillary Agreement, and (c) delivering or performing all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and confirming to Purchaser and its successors and assigns of title to the Purchased Assets or as shall be necessary to effect the Contemplated Transactions. From and after the Closing Date, Seller and Purchaser will execute and deliver, and will cause their respective affiliates to execute and deliver, such further instruments of conveyance and transfer and take such other actions as might reasonably be requested by any Party to carry out the purposes and intent of this Agreement or any Ancillary Agreement, including the acquisition of necessary authorizations or consents that were not required to be obtained by the Closing Date (or as to which delivery at the Closing Date was waived).
(b)Supplementary Information. From time to time after the date hereof and after the Closing Date, each Party shall furnish to the other Party such information related to the Purchased MSR Assets, which is reasonably available and may reasonably be requested or which may be necessary for compliance with Applicable Requirements.
(c)Confidentiality. The terms and provisions of the Confidentiality Agreement shall survive the Closing.
4.6Continuing Employees.
(a)The Parties shall cooperate and use commercially reasonable efforts to agree upon the list of Business Employees no later than ten (10) Business Days following the date hereof, which list shall be incorporated into Annex II hereof. As part of the efforts to determine the list of Business Employees, Purchaser shall provide Seller, in writing, descriptions of the compensation and benefits arrangements for the similarly situated employees of Purchaser that Purchaser intends to use for offers of employment to the Business Employees. No later than ten (10) Business Days following identification of the Business Employees, Seller shall deliver to Purchaser an employee census as of the most recently available date including each Business Employee’s (a) name; (b) title or position; (c) employing entity; (d) work location; (e) classification as exempt or nonexempt under the Fair Labor Standards Act and, if applicable, equivalent state wage and hour laws; (f) annual base salary or hourly wage rate; (g) target bonus or commission opportunity (if applicable); (h) hire date for service crediting purposes; and (i) status as an active or inactive employee and, if inactive, the date they became inactive and the reason for their inactive status.
(b)No later than fifteen (15) Business Days prior to the Closing Date (or such other date as mutually agreed upon by the Parties in writing), Purchaser shall offer employment, effective as of the Closing Date, to each of the Business Employees. Any such Business Employee who accepts Purchaser’s offer of employment, who is actively employed by

Seller or its Total Affiliates immediately prior to the Closing and commences employment with the Purchaser immediately following the Closing is referred to herein as a “Continuing Employee.”
(c)For a period of no less than one (1) year following the Closing Date, Purchaser shall, or shall cause its Total Affiliates to, provide to each Continuing Employee who remains employed during such period (i) a base salary, hourly rate, or wages, (ii) variable/incentive/bonus/commission pay opportunities, and (iii) other employee benefits substantially similar to the arrangements provided to similarly situated employees of Purchaser, as described to Seller pursuant to the last sentence of Section 4.6(a).
(d)To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by Purchaser and its Affiliates (including, for periods after the Closing), for the benefit of Continuing Employees (each, a “Purchaser Plan”), Purchaser shall (i) use commercially reasonable efforts to cause to be waived all pre-existing conditions limitations, exclusions, eligibility waiting periods, and all evidence of insurability and actively at work requirements with respect to participation and coverage requirements applicable to Continuing Employees under any Purchaser Plan in which such Continuing Employees and their covered dependents may be eligible to participate after the Closing, to the extent that such limitations, exclusions, waiting periods and requirements would have been waived or satisfied under the corresponding Employee Benefit Plan prior to Closing, and (ii) provide to each Continuing Employee credit for all service recognized by Seller and its Affiliates for purposes of determining eligibility to participate, vesting and benefit accrual (other than benefit accruals with respect to a defined benefit pension plan) under each Purchaser Plan in which such Continuing Employee is eligible to participate after the Closing. Notwithstanding the foregoing provisions of this Section 4.6(d), service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in duplication of benefits.
(e)Effective as of the Closing, except as otherwise specifically provided in this Agreement or by Applicable Law, (i) all Continuing Employees and their covered dependents will cease any participation in, and any benefit accrual under, any Employee Benefit Plan, and (ii) each Continuing Employee and their covered dependents shall, to the extent eligible, commence participation in the Purchaser Plans.
(f)On and after Closing, and solely related to liabilities with respect to services performed by any Continuing Employee on or after the Closing Date, Purchaser and its Total Affiliates shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Purchaser and its Total Affiliates (including breach of contract, defamation or retaliatory discharge) regarding the Continuing Employees, including any such liability (i) under any Applicable Law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, collective bargaining agreement, Contract, policy, commitment or arrangement of the Purchaser and its Total Affiliates, including with respect to severance or retention plans, or to the extent such severance or retention plans provide payments or benefits with respect to any Continuing Employee.
(g)In any termination or layoff of any Continuing Employee by Purchaser or any of its Total Affiliates on or after the Closing, Purchaser and its Total Affiliates will comply fully, if applicable, with the WARN Act and all other Applicable Laws requiring notice to employees. Purchaser shall not, and shall cause its Total Affiliates to not, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or similar Applicable Laws affecting in whole or in part any facility, site of employment, operating unit or employee of the Business. Purchaser and its Total Affiliates will bear the cost of compliance with (or failure to comply with) any such Applicable Laws. Seller shall retain and satisfy all liabilities arising out of the employment of the Continuing Employees on or before the Closing Date and all liabilities related to any Business Employee who does not become a Continuing Employee under Section 4.6(a); provided, however, that if such Business Employee does not become a Continuing Employee under Section 4.6(a) due to Purchaser’s breach of Section 4.6(a), Purchaser shall be responsible for any liabilities arising out of such Business Employee’s termination of employment with Seller, and Seller shall retain and satisfy all other liabilities with respect to such Business Employee.
(h)Purchaser shall permit the Continuing Employees to make rollover contributions of their account balances, including rollovers of any outstanding loans, under the defined contribution plan of Seller in which such Continuing Employees participated immediately prior to the Closing (such plan, the “Seller 401(k) Plan”) to a tax-qualified defined contribution plan maintained by Purchaser or one of its Affiliates that is intended to satisfy the requirements of Section 401(k) of the Code (such plan, the “Purchaser 401(k) Plan”). Effective as of the Closing, Purchaser shall designate a Purchaser 401(k) Plan that either (i) currently provides for the receipt from the Continuing Employees of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Code, including notes representing plan loans), or (ii) shall be amended as soon as practicable following the Closing to provide for the receipt from the Continuing Employees of eligible rollover distributions. Purchaser shall, and shall cause its Total Affiliates to, take any and all actions needed to permit each Continuing Employee to immediately participate in the Purchaser 401(k) Plan, subject to any eligibility requirements applicable to the Seller 401(k) Plan, and to permit each Continuing Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Closing to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the notes evidencing such loans from the Seller 401(k) Plan to the Purchaser 401(k) Plan so as to prevent a deemed distribution or loan offset with respect to such outstanding loans.
(i)This Section 4.6 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 4.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Employee Benefit Plan or any employee benefit plan of the Purchaser or its Affiliates. The Parties acknowledge and agree that the terms set forth in this Section 4.6 shall not create any right in any Continuing Employee or any other Person to any continued employment with any of the Seller or the Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
4.7Mutual Waiver of Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale or transfer of any or all of the Purchased Assets to Purchaser.
4.8Notification; Update of Schedules.
(a)Each Party shall promptly notify the other of (i) any Proceeding that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of the Contemplated Transactions or (ii) any Proceeding that may be threatened, brought, asserted or commenced against such Party that would have caused the representations and warranties of Seller in Section 3.1 or of Purchaser in Section 3.2, as the case may be, to be untrue or incorrect, if such Proceeding had arisen prior to the date hereof.

(b)Seller or Purchaser, as applicable, shall, as soon as reasonably practicable after it obtains knowledge thereof prior to the Closing Date, deliver to the other Party any information concerning the occurrence of any event or the existence of any circumstance that would be reasonably likely to cause any representation or warranty of Seller or Purchaser, as applicable, to be incorrect or breached if such representation and warranty were made at the time of such event or circumstance such that the conditions set forth in Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied if the Closing were to occur on such date on which it obtained knowledge thereof.
4.9[*].
4.10Delivery of Customer List. Seller shall deliver to Purchaser the Customer List on the Closing Date.
4.11Transition Services Agreement. Seller shall have the option to determine that the execution and delivery of the Transition Services Agreement is unnecessary in connection with the Contemplated Transactions. In the event that Seller makes such determination prior to Closing, Seller shall provide notice to Purchaser, in which case execution and delivery of the Transition Services Agreement will not be a closing condition pursuant to Article VI.
4.12Transfer of Mortgage Applications. The Parties agree to reasonably cooperate to assign or case-transfer to Purchaser any HECM Loan applications and/or leads registered in Seller’s loan origination system that have not funded as of the date that is 60 days following the Closing.
ARTICLE V
CERTAIN TAX MATTERS
5.1Purchase Price Allocation. The Final Purchase Price and any other amounts treated as consideration for the Purchased Assets for U.S. federal income tax purposes shall be allocated among the Purchased Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder. The Purchaser shall prepare and deliver to Seller an allocation schedule within 90 days following the date that the Final Purchase Price is determined pursuant to this Agreement (the “Allocation”). Seller may dispute any amounts reflected on the Allocation by providing notice to the Purchaser of the disputed items and setting forth in reasonable detail the basis of such dispute within 15 days after Seller receives the draft Allocation from Purchaser and Purchaser shall consider in good faith any reasonable comments that Seller submits to Purchaser. In the event Seller and Purchaser are unable to reach a mutually satisfactory solution to the disputed matters, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes in a manner consistent with the principles of Code Section 1060 of the Code and the Treasury Regulations thereunder. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand. The allocation of the Final Purchase Price (and other relevant amounts), as prepared by Purchaser, if not disputed by Seller, as adjusted pursuant to any agreement between such Seller and Purchaser, or as determined by the Independent Accounting Firm in accordance with this Section 5.1, shall be conclusive and binding on the Parties absent manifest error. The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Final Purchase Price, any liabilities assumed, and any other amounts treated as consideration for U.S. federal income tax purposes. The Parties agree (and agree to cause their respective Affiliates) to prepare and file all relevant Tax Returns (including IRS Form 8594, if applicable) in accordance with the Allocation, as determined under this Section 5.1, and shall not take any position inconsistent with such Allocation on any Tax Return or in any tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Code § 1313(a) (or any applicable analogous provision of Applicable Law). In the event that the Allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

5.2Straddle Periods. For purposes of this Agreement, if the Closing occurs, any personal property Taxes, or any similar ad valorem obligations levied with respect to the Purchased Assets (“Property Taxes”) for any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”) shall be prorated between Seller and Purchaser according to the number of days in such taxable period before the final Closing Date and the number of days in such taxable period on or after the final Closing Date. Seller shall be liable for the amount of such Property Taxes that is attributable to the portion of the Straddle Period ending on and including the Closing Date, and Purchaser shall be liable for the amount of such Property Taxes that is attributable to the remaining portion of the Straddle Period. Seller and Purchaser shall cooperate to promptly pay or reimburse the other for any such Taxes based on their respective liability for such taxes as determined pursuant to this Section 5.2. Any refunds of such Taxes with respect to a Straddle Period shall be apportioned between Seller and Purchaser in a similar manner as provided in this Section 5.2 for the relevant Tax.
5.3Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) arising from the Contemplated Transactions (“Transfer Taxes”) will be borne by Purchaser. The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
ARTICLE VI
CONDITIONS TO CLOSING
6.1Conditions of All Parties. The respective obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction or waiver by the Purchaser and Seller, of, at or prior to the Closing, the following conditions:
(a)No Injunction or Restraint. There shall not be in effect any temporary or permanent Order preventing the consummation of the Contemplated Transactions or otherwise directing that the Contemplated Transactions not be consummated, or making such consummation unlawful.
(b)No Action. No Proceeding shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that would cause, if successful, any of the Contemplated Transactions to be rescinded following the Closing; provided, that the foregoing shall not be invoked in the event of Proceedings commenced by a Party against one or more other Parties.
(c)Required Approvals and Filings. The Required Approvals and Filings pertaining to the Contemplated Transactions shall have been obtained or made, as applicable.
6.2Conditions of Purchaser. The obligation of the Purchaser to consummate the Closing shall be subject to the fulfillment or waiver in writing by Purchaser of, at or prior to the Closing, the following conditions:
(a)Accuracy of Representations and Warranties and Performance of Covenants by Seller. The Seller Fundamental Representations will be true and correct in all respects as if made as of the Closing. The representations and warranties contained in Section 3.1 (other than Seller Fundamental Representations) and the representations and warranties of Seller contained in Section 3.01 of the MSR PSA and in Exhibit 3 of the MLPA shall be true and correct, in each case as if made on and as of the Closing, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Seller Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Seller shall have performed all of the obligations and complied in all material respects with all of its covenants, agreements and conditions set forth in this Agreement, the MSR PSA, and the MLPA and required to be performed or complied with by Seller at or prior to the Closing.
(b)Deliverables. Seller shall have delivered or caused to be delivered to Purchaser each of the following:
(i)the Bill of Sale Assignment and Assumption Agreement, duly executed by Seller;
(ii)the New Subservicing Agreement, duly executed by Seller;
(iii)the Transition Services Agreement, duly executed by Seller (unless the requirement to execute the Transition Services Agreement has been waived by Seller upon notice to Purchaser in accordance with Section 4.12);
(iv)a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, certifying that each of the conditions set forth in Section 6.1(a) have been satisfied;
(v)a certificate, duly executed by the Secretary or Assistant Secretary of the Seller certifying as to an attached accurate and complete copy of (x) Seller’s Organizational Documents, (y) Seller’s Organizational Documents and (z) true and complete copies of all resolutions adopted by the directors or managers, as applicable, of Seller authorizing Seller’s execution, delivery and performance of the Ancillary Agreements with respect to the Closing and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect; and
(vi)a validly executed IRS Form W-9 from Seller, dated as of a date reasonably near the Closing Date.
(c)The Closing of the transactions under the MSR PSA and the MLPA shall occur simultaneously with the Closing Date (other than the Deferred Closing as defined in the MLPA).
6.3Conditions of Seller . The obligations of the Seller to consummate the Closing shall be subject to the fulfillment, or waiver in writing by Seller of, at or prior to the Closing, the following conditions:
(a)Accuracy of Representations and Warranties and Performance of Covenants by Purchaser. The Purchaser Fundamental Representations will be true and correct in all respects as if made as of the Closing. The representations and warranties contained in Section 3.2 (other than the Purchaser Fundamental Representations) shall be true and correct, in each case as if made on and as of the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct in all material respects as of such date) except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” or “Purchaser Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser shall have performed all of the obligations and complied in all material respects with all of its covenants, agreements and conditions set forth in this Agreement, the MSR PSA, and the MLPA and required to be performed or complied with by Purchaser at or prior to the Closing.
(b)Deliverables. Purchaser shall have delivered or caused to be delivered to Seller each of the following: the Bill of Sale Assignment and Assumption Agreement, duly executed by Purchaser; and
(i)the New Subservicing Agreement, duly executed by Purchaser; and
(ii)a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, certifying that each of the conditions set forth in Section 6.3(a) have been satisfied.
(c)The Closing of the transactions under the MSR PSA and the MLPA shall occur simultaneously with the Closing Date (other than the Deferred Closing as defined in the MLPA).
6.4Frustration of Closing Conditions. Neither Purchaser nor Seller may rely, either as a basis for not consummating the Contemplated Transactions or terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Sections 6.1, 6.2, or 6.3 as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or of any provision in the MSR PSA or the MLPA.

ARTICLE VII
INDEMNIFICATION
7.1Survival.
(a)Survival Period. All rights to indemnification and all representations and warranties in this Agreement, the MSR PSA and the MLPA shall survive the Closing Date for a period ending on the date that is [*] months following the Closing Date (the “Survival Period”).   [*].
(b)Interim and Final Losses Report; Final Settlement. During the Survival Period, Purchaser shall, or shall cause the Purchaser Indemnitees to, deliver to Seller within [*] days following each anniversary of the Closing Date, a written summary of all outstanding or pending Claim Notices as of such date, including the applicable Paid Losses and Potential Losses related to such Claim Notices (each an “Interim Losses Report”). No later than [*] days following expiration of the Survival Period, Purchaser shall, or shall cause the Purchaser Indemnitees to, deliver to Seller a written summary compilation of all outstanding or pending Claims Notices and the aggregate amount of outstanding Paid Losses and Potential Losses related to such Claim Notices as of the last calendar day of the Survival Period (the “Final Losses Report”).  [*].
7.2Recovery of the Purchaser Indemnitees. From and after the Closing and subject to the terms and conditions of this ARTICLE VII, Seller shall indemnify and defend the Purchaser Indemnitees and hold the Purchaser Indemnitees harmless from and against all (a) Losses that any Purchaser Indemnitee suffers or incurs, without duplication, that results from or arises out of: (i) any breach or inaccuracy of any representation and warranties set forth in Section [*] of this Agreement, (ii) any breach or inaccuracy of any representations and warranties set forth in Section [*] of the MSR PSA or Exhibit [*] of the MLPA (it being understood and agreed that, for purposes of this Section 7.2, all such representations and warranties under the MLPA are only made as of the Closing Date or the Deferred MLPA Closing Date), (iii) any breach of a covenant under Sections [*] or Article [*] of this Agreement, or under the MSR PSA, or the MLPA by Seller, (iv) any Retained Liabilities or Excluded Assets, (v) any Final Document Exceptions set forth on the schedule delivered pursuant to Section 2.5(c)(III), if applicable, or any costs and expenses incurred to cure any Missing Documents in excess of the remaining Document Holdback as set forth in Section 2.5 hereof, and (vi) with respect to an Old Origination Loan, the failure of Seller to provide to Purchaser or its designee with delivery of the applicable Origination File pertaining to the applicable Purchased MSR Assets the contents of which are true, correct and complete in all material respects in accordance with Applicable Requirements, which delivery may be made through an independent third party electronic hosting site (such as Reverse Quest), and [*].
7.3 Indemnification of the Seller Indemnitees. From and after the Closing and subject to the terms and conditions of this ARTICLE VII, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against all Losses that any Seller Indemnitee suffers or incurs that results from or arises out of (i) any breach or inaccuracy of the representations and warranties set forth in Section 3.2 of this Agreement, (ii) any breach of a covenant under Sections [*] or Article [*] of this Agreement, the MSR PSA, or the MLPA by Purchaser and (iii) the Assumed Liabilities.
7.4Procedures. The following procedures shall apply to all claims for indemnification pursuant to this ARTICLE VII.
(a)Notice of Losses by Purchaser Indemnitee. If any Purchaser Indemnitee believes in good faith that it has a claim for indemnification under this ARTICLE VII (a “Purchaser Claim”), the Purchaser shall, as soon as practicable after it becomes aware of such Purchaser Claim but in any event within [*] days of Purchaser Indemnitee becoming aware of such matter or claim and prior to the expiration of the Survival Period, notify Seller of such Purchaser Claim by delivery of a Claim Notice; provided, however, that for the avoidance of doubt, in no event shall any Purchaser Indemnitee have the right to indemnification respect to a Reverse Asset Claim until: [*]
(b)Notice of Losses by Seller Indemnitee. Subject to the limitations set forth in this Agreement (including Section 7.1), if any Seller Indemnitee believes in good faith that it has a claim for indemnification under this ARTICLE VII (a “Seller Claim”), Seller shall, promptly after it becomes aware of such Seller Claim but in any event within [*] days of Seller Indemnitee becoming aware of such matter or claim and prior to the expiration of the Survival Period, notify the Purchaser of such Seller Claim by delivering a Claim Notice.
(c)No Disputes. If the party seeking indemnification under this ARTICLE VII (the “Indemnified Party”) delivers a Claim Notice in accordance with the terms in Section 7.4(a) or 7.4(b), as applicable, and the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party”) does not object to the terms of the Claim as set forth in the applicable Claim Notice in accordance with Section 7.4(d), then subject to the limitations set forth in this ARTICLE VII, the Indemnifying Party shall promptly pay to the Indemnified Party the amount set forth in such Claim Notice in accordance with the terms of this ARTICLE VII.
(d)Disputes. If the Indemnifying Party objects to the terms of an applicable Claim as set forth in the applicable Claim Notice, the Indemnifying Party may dispute the related Claim by delivery of a notice to the Indemnified Party in writing, within [*] days following the Indemnified Party’s delivery of such Claim Notice, that the Indemnifying Party objects to the Claim asserted in such Claim Notice; provided, however, that in no event shall delivery of such notice objecting to a Claim limit or diminish the Purchaser’s obligations under Section 7.4(e) or Seller’s Cure Rights pursuant to Section 7.10. Any amounts in the applicable Claim Notice that the Indemnifying Party does not dispute shall be paid promptly, by wire transfer of immediately available funds, to the Indemnified Party. Thereafter, the Seller and Purchaser shall each appoint a senior level executive to discuss such dispute in good faith with the intent to agree to a full and final resolution no later than the [*] day following such objection.  In the event that such senior level executives are unable to agree and resolve the dispute in such [*]-day period, the Parties agree to pursuing either non-binding mediation or non-binding arbitration to resolve the remaining disputed items. Notwithstanding the foregoing, nothing in this Section 7.4(d) shall eliminate either Party’s right to commence a Proceeding in the Specified Courts in accordance with Section 9.8(b) after the resolution procedures herein have been completed. Any disputed amounts that are resolved and finally determined to be payable by the Indemnifying Party shall be paid within [*] Business Days after such resolution or final determination, unless otherwise agreed in writing by the Parties.
(e)Remediation Procedures. [*]
7.5Third-Party Claims.
(a)In the event of any claim by a third party against any Purchaser Indemnitee or Seller Indemnitee for which indemnification is available under this ARTICLE VII (a “Third-Party Claim”), subject to the rights of the Indemnified Party set forth in this Section 7.5, the Indemnifying Party will have the right to defend the Third-Party Claim with counsel (at its sole cost and expense) reasonably satisfactory to the Indemnified Party. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim.

(b)Notwithstanding the foregoing, (i) the Indemnified Party shall have the right to independently control and assume the defense of any Third-Party Claim to the extent the Indemnifying Party fails to assume the defense of such Third-Party Claim within 30 days of receipt of notice of the applicable Third-Party Claim, and (ii) the Indemnified Party shall have the right to participate jointly with the Indemnifying Party (at the Indemnified Party’s sole cost and expense) in the defense of any Third-Party Claim to the extent such Third-Party Claim (X) in the good faith judgment of the Indemnified Party, is likely to result in a conflict of interest between the Indemnified Party and the Indemnifying Party, or (Y) would reasonably be expected to have a material adverse effect the Indemnified Party’s Permits or ongoing business operations. For the avoidance of doubt, in the case of clause (i) above, the costs and expenses of the Indemnified Party shall continue to be subject to the indemnification terms pursuant to this ARTICLE VII. In the event that the Indemnified Party elects pursuant to clause (ii) to participate jointly with the Indemnifying Party in the defense of a Third-Party Claim, each party shall keep the other party reasonably informed of, and consult with the other party regarding, any material decisions with respect to the defense of the Third-Party Claim.
(c)In addition to the rights set forth in Section 7.5(b), if the defense or settlement of any Third-Party Claim would reasonably be expected to impose non-monetary obligations on the Indemnified Party, including injunctive relief, that are reasonably expected to have an adverse effect in any material respect on the Indemnified Party, the Indemnified Party shall have the right to assume control of such defense (provided, however that, the Indemnifying Party shall have the right to participate jointly with the Indemnified Party at the Indemnifying Party’s cost and expense). In such case, the costs and expenses of the Indemnified Party shall be subject to indemnification terms pursuant to this Article VII.
(d)No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification or recovery is being sought hereunder without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), unless such settlement, compromise or consent (w) includes an unconditional release of the Indemnified Party and from all liability arising out of such claim, (x) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (y) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.
7.6Limitations on Indemnification.
(a)The Purchaser Indemnitees will not be entitled to recovery under Sections 7.2(a)(i) or (ii), and Section 7.2(b) until the total of such related Losses suffered by the Purchaser Indemnitees exceeds the Tipping Basket, whereupon the Purchaser Indemnitees shall be entitled to the amount of such Losses back to the first dollar; provided, however, that the Tipping Basket shall not apply to any claim for fraud, a breach or inaccuracy of any Seller Fundamental Representation, a breach or inaccuracy of Loan Level Fundamental Representations, or Losses for which the Purchaser Indemnitees are entitled pursuant to Sections 7.2(a)(iii), (iv), (v), or (vi). The aggregate amount of Losses for which the Purchaser Indemnitees shall be entitled to recovery under Sections 7.2(a)(i),(ii), (v) and (vi) and Section 7.2(b) shall not exceed the Cap; provided, however, that the Cap shall not apply to any claim for fraud, a breach or inaccuracy of any Seller Fundamental Representation, a breach or inaccuracy of any Loan Level Fundamental Representation, or Losses for which the Purchaser Indemnitees are entitled pursuant to Section 7.2(a)(iii), or (iv). Notwithstanding the immediately preceding sentence, the aggregate amount of Losses for which the Purchaser Indemnitees shall be entitled to recovery under this Agreement, the MLPA, and the MSR PSA (including with respect to breaches or inaccuracies of Seller Fundamental Representations) shall not exceed the Overall Cap.

(b)The Seller Indemnitees will not be entitled to recovery under Section 7.3(i) for any Losses until the total of such Losses suffered by the Seller Indemnitees exceeds the Tipping Basket, whereupon the Seller Indemnitees shall be entitled to the amount of such Losses back to the first dollar; provided, however, that the Tipping Basket shall not apply to any claim for fraud, or a breach or inaccuracy of any Purchaser Fundamental Representation. The aggregate amount of Losses for which the Seller Indemnitees shall be entitled to recovery under Section 7.3(i) shall not exceed the Cap; provided, however, that the Cap shall not apply to any claim for fraud or a breach or inaccuracy of any Purchaser Fundamental Representation. Notwithstanding the immediately preceding sentence, the aggregate amount of Losses for which the Seller Indemnitees shall be entitled to recovery under this Agreement, the MSR PSA, and the MLPA (including with respect to breaches or inaccuracies of Purchaser Fundamental Representations) shall not exceed the Overall Cap.
7.7Other Recovery and Indemnification Matters.
(a)For purposes of determining whether a breach has occurred and the dollar amount of Losses attributable to any breach of any representation or warranty of any of the Parties under this Agreement, the MSR PSA, or the MLPA, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “in all material respects,” “Purchaser Material Adverse Effect,” “Seller Material Adverse Effect,” or any similar term or phrase shall be disregarded. In addition, for purposes of determining whether a breach has occurred and the dollar amount of Losses attributable to any breach of any representation or warranty of any of the Parties under the MSR PSA, or the MLPA, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “to the Knowledge of Seller,” “to Seller’s knowledge,” “to Seller’s actual knowledge,” or any similar term or phrase shall also be disregarded.
(b)The amount of any Losses subject to indemnification under ARTICLE VII shall be calculated net of any insurance or other proceeds or any indemnity, contribution or similar payment actually recovered by an Indemnitee for such Losses, net of all reasonable and documented costs of collection, and net of any insurance premium increase that results from the assertion of such claim. Each Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts (which the parties agree does not require any party to commence any Proceeding) to seek recovery under all insurance or other agreements covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other recovery is actually made by an Indemnitee with respect to any Losses for which such Indemnitee has been indemnified hereunder and such insurance or other recovery would result in duplicative recovery by such Indemnitee, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly, but in no event any later than ten (10) Business Days from receipt, by such Indemnitee to Seller or its designee, as applicable, net of all reasonable and documented costs of collection and any insurance premium increase that results from such claim.
7.8Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except with respect to (a) fraud by a Party or (b) as contemplated by Sections 9.10, the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties to this Agreement, the MLPA, and the MSR PSA and the Purchaser Indemnitees and the Seller Indemnitees, respectively, to each other, for any Losses arising out of or based upon the matters set forth in this Agreement, the MLPA and the MSR PSA (no matter the basis or theory thereof) are the indemnification obligations of the Parties set forth in this ARTICLE VII. For the avoidance of doubt, the provisions of this Section 7.8 shall not prevent or limit a cause of action under Section 9.10 to obtain an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof. The indemnitees provided under this ARTICLE VII are intended only for the

Indemnified Parties and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
7.9Mitigation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses under this Agreement, the MLPA, and the MSR PSA, including through prudent servicing practices and in accordance with Applicable Requirements upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, and in the case of Purchaser, in a manner that is consistent with the standard set forth in Section 7.4(e) and otherwise at least consistent with the methods customarily employed by Purchaser to mitigate similar types of Loss for its own account and for which Purchaser would not be entitled to receive indemnification.
7.10Cure Rights. With respect to any Reverse Asset Claim, Seller shall have the right (A) for a period of [*] days following delivery of a Claim Notice and in addition to the Remediation Procedures, to cure the related representation or warranty breach (or such shorter period to the extent required by the related Agency, Insurer or Investor/Owner), and (B) to reasonably control all cure efforts and appeals with respect to any claim or demand by an Investor/Owner or Insurer for repurchase, make-whole or indemnification in respect of any HECM Loan or Mortgage Loan under the MSR PSA (the “Cure Rights”).
7.11Repurchase Claims.
(a)If, during the Survival Period, (i) a repurchase of the HECM Loan pertaining to a Purchased MSR Asset, out of a HMBS is required by Ginnie Mae, or a repurchase is otherwise required of out of HMBS to comply with FHA Regulations, the Ginnie Mae Guide or HUD HECM Guidelines, (ii) HUD sends a repurchase or indemnification demand letter with respect to a Reverse Asset or cancels or rescinds the related FHA insurance with respect to a HECM Loan due to a breach of Applicable Requirements prior to the Closing Date or (iii) a Purchased Mortgage Loan was intended to be FHA insured and is not or was not so insured or guaranteed within [*] days (or such other period permitted by the related insurer) after the date it was originated, then Purchaser shall promptly send to Seller a Claim Notice, but in no event later than [*] days following Purchaser’s receipt of notice from Ginnie Mae, HUD or the FHA notifying Purchaser of a repurchase requirement or Purchaser’s knowledge of such repurchase requirement, as applicable, provided, further, that, the failure to notify the Seller within such time period shall not be impact the ability of the Purchaser to be able to exercise related remedies pursuant to this Agreement (unless such delay actually prejudices the ability of the Seller to dispute or cure the related defect if such issue is capable of cure). Purchaser shall reasonably cooperate with Seller, upon Seller’s reasonable written request, to appeal or dispute any Ginnie Mae, HUD request or self-reported repurchase demand for repurchase of a HECM Loan as permitted by the HUD HECM Guidelines and afford Seller the reasonable opportunity to dispute or cure any defects; provided, that the Purchaser shall have control over any such appeals or disputes to be exercised in its reasonable discretion. Purchaser and Seller agree to use commercially reasonable efforts to cooperate with each other with respect to all appeals and cure efforts, provided that all costs associated therewith are paid by Seller. If the defect is not successfully disputed or cured within [*] days from the date Purchaser provides the Claim Notice to Seller (or such lesser time as may be required by Ginnie Mae or HUD), upon Purchaser’s demand, in addition to any other rights and remedies that Purchaser may have hereunder, at law or in equity (but subject to any limitations of HUD or Ginnie Mae), Seller shall repurchase from Purchaser or the HMBS pool (as applicable and as directed by Purchaser and only as permitted by Applicable Requirements) the applicable HECM Loan; provided, however, in no event shall Seller be required to repurchase a Purchased MSR Asset without the corresponding HECM Loan.
(b)The purchase price for any Reverse Assets acquired by Purchaser pursuant to the MSR PSA or the MLPA, as applicable, repurchased pursuant hereto shall be the Repurchase Price.

(c)When Seller is required to make a repurchase under Section 7.11(a), such repurchase shall be accomplished by wire transfer of the Repurchase Price within [*] Business Days following Seller’s receipt of a written demand from Purchaser pursuant hereto (after any applicable cure period and appeal efforts contemplated by Section 7.11(a)). Upon completion of such repurchase by Seller, Purchaser shall deliver to Seller the Mortgage File with respect to such HECM Loan (to the extent provided to Purchaser and its Custodian, as applicable, by Seller in accordance with Section 2.5 hereof).
7.12 [*]. [*].
ARTICLE VIII
TERMINATION
8.1Termination Rights. This Agreement may be terminated, and the Contemplated Transactions abandoned, at any time prior to the Closing:
(a)by mutual written consent of Purchaser, on the one hand, and Seller on the other hand;
(b)by Seller, if Purchaser breaches any of its representations or warranties in Section 3.2 or any of its representations and warranties in Section 3.2 become untrue or inaccurate, Purchaser fails to comply with any of its covenants or obligations contained herein, or Purchaser breaches any of its representations and warranties in, or fails to perform any of its covenants or obligations contained in, the MSR PSA or the MLPA, in each case such that any of the conditions in Section 6.3 would not be satisfied, and, in each case, such failure to comply or breach is not cured (to the extent curable) by Purchaser within [*] days after delivery of notice thereof by Seller; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more conditions to the Seller’s obligations to consummate the Contemplated Transactions would not be satisfied at or prior to the Outside Date; provided, further, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Seller is then in material breach of its representations or warranties or in default under its covenants or obligations hereunder, or in the MSR PSA or the MLPA, in a manner that shall have directly contributed to the failure of the Closing;
(c)by Purchaser, if Seller breaches any of its representations or warranties under this Agreement or any of its representations and warranties herein become untrue or inaccurate, Seller fails to comply with any of its covenants or obligations contained herein, or Seller breaches any of its representations and warranties in, or fails to perform any of its covenants or obligations contained in, the MSR PSA or the MLPA, in each case such that any of the conditions in Section 6.2 would not be satisfied, and, in each case, such failure to comply or breach is not cured (to the extent curable) by Seller within [*] days after delivery of notice thereof by Purchaser; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more conditions to the Purchaser’s obligations to consummate the Contemplated Transactions would not be satisfied at or prior to the Outside Date; provided, further, that such Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of its representations or warranties or in default under its covenants or obligations hereunder, or in the MSR PSA or the MLPA, in a manner that shall have directly contributed to the failure of the Closing;
(d)at any time after May 1, 2025 (the “Outside Date”), by Seller or the Purchaser, if Closing has not occurred, unless the failure to consummate the Closing is the result of a breach by the Party seeking to terminate this Agreement of its representations, warranties or covenants under this Agreement, the MSR PSA or the MLPA; provided, that if on the date that is five (5) Business Days prior to the Outside Date, all conditions to Closing have been met except for the receipt of any Required Approval and Filing from a Governmental Entity and such Required Approval and Filing has not been expressly denied by the Governmental Entity, then such Outside Date shall automatically be extended by 30 days, without any further action by any other Party or any other Person;
(e)by either Purchaser or Seller if a court of competent jurisdiction shall have issued a final non-appealable Order permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions;
(f)by either Purchaser or Seller in the event that a Governmental Entity for whom a Required Approval and Filing is a closing condition pursuant to Section 6.1(c), has issued a final, non-appealable denial of the applicable Approval; or
(g)by Seller if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time and (ii) Purchaser fails to consummate the Contemplated Transactions within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2 hereof and (iii) Sellers stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.2; or
(h)by Purchaser if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time and (ii) Sellers fail to consummate the Contemplated Transactions within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2 hereof and (iii) Purchaser stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.2.
8.2Effect of Termination. In the event of termination of this Agreement and abandonment of the Contemplated Transactions by a Party pursuant to Section 8.1, written notice thereof shall forthwith be given to all other Parties and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by any Party; provided, however, if this Agreement is terminated as provided herein, no Party shall have any liability or further obligation to any other Party except that this Section 8.2, Section 8.3, Section 4.3(b) and ARTICLE IX (in respect of those provisions that survive termination of this Agreement including Section 9.1) shall survive termination of this Agreement, and the definitions set forth in ARTICLE I shall survive any termination of this Agreement; provided, further however, that no termination of this Agreement pursuant to this ARTICLE VIII shall relieve any Party from fraud or from liability for a breach of any provision of this Agreement occurring before such termination.
8.3Termination Fee.
(a)If this Agreement is terminated (i) by Seller pursuant to Section [*] or Section [*], Purchaser shall pay Seller an amount equal to [*] (the “Termination Fee”).
(b)In the event the Termination Fee is payable, such fee will be paid to Seller by Purchaser in immediately available funds within five (5) Business Days after the date of the termination giving rise to the obligation to make such payment. If not paid in accordance with the required timing set forth in the preceding sentence, in addition to the Termination Fee, Purchaser shall pay, or cause to be paid, to Seller the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with the pursuit of payment of the Termination Fee, together with interest at the rate of [*] per annum from and including the date the Termination Fee was required to be paid pursuant to the first sentence of this Section 8.3(b) up to and including the payment date.
(c)Purchaser acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions and constitutes a reasonable estimate of the losses that would be suffered by Seller by reason of any termination specified under Section 8.3 in light of the difficulty of accurately determining actual damages upon such termination and (ii) without these agreements, Seller would not enter into this Agreement.
(d)Notwithstanding anything to the contrary contained in this Agreement, in the event that the Purchaser pays the Termination Fee in accordance with, and as required by, this Section 8.3, such payment shall constitute the Purchaser’s sole and exclusive liability, and Seller’s sole and exclusive remedy, with respect to any termination of this Agreement or any matter relating to or arising out of this Agreement or the Contemplated Transactions.
ARTICLE IX
MISCELLANEOUS
9.1Press Releases and Public Announcements. Except as set forth in this Section 9.1, neither Purchaser nor Seller shall issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the Contemplated Transactions without prior consultation with and written approval of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). Seller shall maintain in strict confidence the existence and substance of this Agreement and not disclose any such information to third parties without the consent of the Purchaser. Notwithstanding the foregoing, a Party or its respective Affiliates or Representatives may, without the written consent of the other Parties, issue a press release or public communications concerning the subject matter of this Agreement as required by Applicable Law (including, without limitation, any filings or disclosures required by the SEC), any judicial or administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, in which case the Party required to make the release or statement shall, to the extent reasonably practicable and not in violation of any rule or policy of any regulatory or supervisory authority or body, notify the other Parties and allow the other Parties reasonable time to comment on such release or statement in advance of such issuance; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the Contemplated Transactions are consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 9.1. Notwithstanding anything to the contrary contained herein, unless otherwise mutually agreed by Purchaser and Seller, no Party shall be permitted to disclose the economic terms of this Agreement or the Contemplated Transactions, in each case except as required by Applicable Law, any judicial or administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange, in which case the Party required to make the release or statement shall, not in violation of any rule or policy of any regulatory or supervisory authority or body and at its sole cost and expense, use its reasonable best efforts to obtain confidential treatment with respect to such financial information and in any case shall notify the other Parties and allow the other Parties reasonable time to comment on such release or statement in advance of such issuance. The Parties shall use reasonable best efforts to cooperate with each other to ensure that all public releases (or portions thereof) and other public announcements with respect to this Agreement and the Contemplated Transactions are consistent with a mutually agreed joint communications plan, except as otherwise required by Applicable Law, any judicial or administrative judgments, orders or remediation plans, or any listing agreement with or rules of any stock exchange. Purchaser and Seller shall use commercially reasonable efforts to develop and implement a joint communications plan with respect to Governmental Entities, investors, business partners, Seller employees and other third parties that have a need-to-know certain information concerning the Contemplated Transactions. Each Party shall comply with the terms of such joint communications plan in all material respects.
9.2No Third-Party Beneficiaries. Except as provided in ARTICLE VII with respect to the Purchaser Indemnitees and the Seller Indemnitees, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
9.3Entire Agreement. This Agreement (including the exhibits, annexes and other documents referred to herein including the Confidentiality Agreement), the Disclosure Schedule, and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate to the subject matter hereof (other than the Confidentiality Agreement).
9.4Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.
9.5Counterparts. This Agreement may be executed in one or more counterparts (including by means of portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
9.6Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing to the addresses set forth below. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient without notice of delivery failure, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) (and with a copy by electronic mail), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth hereto (and with a copy by electronic mail). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
If to Seller:
c/o Onity Group Inc.
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
Attention: Aaron Wade, Joseph Samarias
Email: [*]; [*]
With required copy to (which shall not constitute notice to Seller):
Mayer Brown LLP
1999 K Street, NW
Washington, DC 20006
Attention: Lauren Pryor
E-mail: lpryor@mayerbrown.com
If to Purchaser:

Finance of America Equity Capital LLC
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Attn: Graham Fleming
E-mail: [*]
With required copy to (which shall not constitute notice to Purchaser):
Finance of America Equity Capital LLC
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Attn: General Counsel
E-mail: [*]
and
Hunton Andrews Kurth LLP
951 E. Byrd St.
Richmond, VA 23221
Attention: Michael P. Goldman
E-mail: mgoldman@hunton.com

9.8Governing Law; Jurisdiction and Venue.
(a)This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Applicable Laws of any jurisdiction other than the State of New York.
(b)Except with respect to the Allocation as set forth in Section 5.1, each Party agrees: (a) to submit to the exclusive jurisdiction of the state or federal courts located in New York (the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions); (b) to commence any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 9.7 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
9.9Amendments and Waivers. No amendment, modification or supplement of any provision of this Agreement, the MSR PSA or the MLPA shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any provision of this Agreement, the MSR PSA or the MLPA or any default, misrepresentation, or breach of warranty or covenant hereunder or thereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10Injunctive Relief. Each Party hereby agrees that in the event of breach of this Agreement, the MSR PSA or the MLPA damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement, the MSR PSA or the MLPA were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically such terms and provisions. Each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. In addition, each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
9.11Severability. If any term or other provision of this Agreement, the MSR PSA or the MLPA for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, the MSR PSA or MLPA, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the Purchaser and the Seller shall negotiate in good faith to modify this Agreement, the MSR PSA and/or the MLPA so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.
9.12Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the MSR PSA or the MLPA and the Contemplated Transactions, [*].
9.13Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, the MSR PSA and the MLPA. In the event an ambiguity or question of intent or interpretation arises, this Agreement, the MSR PSA and the MLPA shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. When this Agreement states that a Party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that such Party has made a correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by the Purchaser and its Representatives in the Dataroom at least five (5) Business Days prior to the date hereof and not removed on or prior to the date hereof.
9.14Incorporation of Disclosure Schedule|. The Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The information shown in the Disclosure Schedule shall refer to the section or subsection of this Agreement, the MSR PSA or the MLPA, as applicable, to which such information relates, unless it is reasonably apparent on its face that such information should relate to another section or subsection of this Agreement, the MSR PSA or the MLPA, as applicable. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement or if not defined herein, the MSR PSA or the MLPA, as applicable.
9.15Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE

BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS.
9.16Time of the Essence. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement and the Ancillary Agreements.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
SELLER:
PHH Mortgage Corporation
By: /s/ Aaron Wade
Name: Aaron Wade
Title: EVP and Chief Investment Officer
[Signatures Continue on Following Page]

[Signature Page to Asset Purchase Agreement]

PURCHASER:
Finance of America Reverse LLC
By: /s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A
FORM BILL OF SALE ASSIGNMENT AND ASSUMPTION AGREEMENT
This BILL OF SALE ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed as of [______], 2025, by and between PHH Mortgage Corporation, a New Jersey corporation (“Seller”) and Finance of America Reverse LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (defined below).
W I T N E S S E T H:
WHEREAS, reference is made to that certain Asset Purchase Agreement, dated as of November 17, 2025 by and between Seller and Purchaser (the “Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities; and
WHEREAS, in accordance with the terms of the Purchase Agreement, Seller and Purchaser have agreed to enter into this Agreement, providing for (a) the sale and assignment from Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Assets as of the Closing, and (b) the acceptance by Purchaser of such assignment and the assumption of the Assumed Liabilities as of the Closing, in each case, subject to the terms of the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Assignment. In accordance with and subject to the terms of the Purchase Agreement, effective as of the date of this Agreement, Seller hereby sell assigns, transfer and convey to Purchaser all of Seller’s right, title and interest in and to the Purchased Assets, including the Servicing Rights set forth on Schedule 1 hereto.
2.    Assumption. In accordance with and subject to the terms of the Purchase Agreement, Purchaser hereby assumes, undertakes and agrees to pay, satisfy, perform or discharge fully and timely in accordance with the terms thereof, all of the Assumed Liabilities. For the avoidance of doubt, Purchaser shall not assume any Excluded Assets or Retained Liabilities.
3.    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
4.    No Conflicts. Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

5.    Counterparts. This Agreement may be executed in one or more counterparts (including by means of portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
6.    Governing Law; Jurisdiction and Venue. Section 9.8 of the Purchase Agreement is incorporated herein mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

SELLER:
PHH MORTGAGE CORPORATION

By:
Name:
Title:

PURCHASER:

FINANCE OF AMERICA REVERSE LLC

By:
Name:
Title:

Schedule 1 to Bill of Sale Assignment and Assumption Agreement

Servicing Rights and Advances

[*]

EXHIBIT B

OTHER PURCHASED ASSETS

[*]

EXHIBIT C
FORM OF NEW SUBSERVICING AGREEMENT
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EXHIBIT D
Form of Transition Services Agreement

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EXHIBIT E

Holdback Documents

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EXHIBIT F

Purchase Price Adjustment Illustration

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EXHIBIT G
[Reserved]

EXHIBIT H
[Reserved]

EXHIBIT I
Remediation Procedures

[*]

Annex I
Required Approvals and Filings
1.    Ginnie Mae prior approval, including the Assignment Agreement, in each case with respect to the Contemplated Transactions (including with respect to the applicable Purchased MSR Assets).
Annex II

Business Employees

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Annex III

Identified Loan Losses

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